Exhibit 99.1

Mercantile Bank Corporation Reports First Quarter 2014 Results

Continued strength in loan originations and improved asset quality

GRAND RAPIDS, Mich., April 22, 2014 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $3.6 million, or $0.41 per diluted share, for the first quarter of 2014, compared with net income of $4.4 million, or $0.50 per diluted share, for the prior-year period.

The first quarter was highlighted by:

●	Solid earnings performance despite absorption of merger-related expenses and net interest margin contraction
●	Continued improvement in asset quality as nonperforming assets declined 54 percent from a year ago
●	Nonperforming assets currently represent only 0.6 percent of total assets
●	No loans in the 30- to 89-days delinquent category
●	New term loan originations of approximately $46 million
●	Significant expansion of new loan pipeline

“Mercantile delivered a solid performance in the quarter in spite of expenses associated with our pending merger with Firstbank Corporation and net interest margin contraction,” said Michael Price, Chairman and Chief Executive Officer of Mercantile. “The sustained low interest rate environment has pressured our loan yield but we are very encouraged by what we are seeing in new business activities and our competitive positioning in our region. We remain confident that significant opportunities will continue to emerge for Mercantile in 2014.”

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $12.6 million during the first quarter of 2014, down $0.7 million or 5.4 percent from the prior-year first quarter. The decrease in total revenue resulted from lower levels of both net interest income and noninterest income. Net interest income during the first quarter of 2014 was $11.1 million, down $0.4 million or 3.4 percent from the first quarter of 2013, reflecting a 26 basis point decrease in the net interest margin, which was partially offset by a 3.3 percent increase in average earning assets. The decline in the net interest margin reflects a lower yield on commercial loans and a higher level of low-yielding federal funds sold.  The decreased commercial loan yield was primarily due to newly originated and renewed loans being generally extended at rates that were lower than the average rate on the existing portfolio, in large part reflecting the ongoing low interest rate environment and competitive marketplace.  A reduction in commercial loan prepayment fees during the first quarter of 2014 compared to the prior-year first quarter was also a contributing factor.  Excess liquidity had a negative impact of approximately 15 basis points on the net interest margin during the first quarter of 2014.

The negative impacts of the decreased yield on loans and higher level of federal funds sold on the net interest margin were partially offset by a decreased cost of funds, reflecting maturing fixed-rate certificates of deposit being renewed at lower rates, replaced by lower-costing funds, or allowed to runoff and the lowering of rates on certain non-certificate of deposit accounts.

Noninterest income during the first quarter of 2014 was $1.5 million, down 17.6 percent from the prior-year first quarter. The decrease in noninterest income primarily resulted from reduced residential mortgage banking fee income and lower rental income on foreclosed properties, as many such properties have been sold.

Mercantile recorded a negative $1.9 million provision for loan losses during the first quarter of 2014 and a negative $1.5 million provision during the respective 2013 period. The negative provision expense is the result of several factors, including recoveries of previously charged-off loans, reversals of specific reserves, a reduced level of loan-rating downgrades and ongoing loan-rating upgrades as the quality of the loan portfolio continued to improve. Loan recoveries totaled $0.6 million during the first quarter of 2014, while loan charge-offs not specifically reserved for in prior periods amounted to $0.1 million, resulting in a net positive impact of $0.5 million on provision expense.

Noninterest expense totaled $9.2 million during the first quarter of 2014, up 7.3 percent from the prior-year first quarter. Pre-tax merger-related costs totaled $0.4 million during the first quarter of 2014, compared to a negligible amount in the first quarter of 2013. Costs associated with the administration and resolution of problem assets, including legal expenses, property tax payments, appraisal costs and write-downs on foreclosed properties, were slightly negative during the first quarter of 2014 and $0.1 million during the first quarter of 2013. Gains on sales of other real estate, which are netted against problem asset costs, totaled $0.3 million during the first quarter of 2014 compared to $0.7 million during the first quarter of 2013.

Mr. Price continued: “The continued improvement in the quality of our loan portfolio is particularly satisfying. In the quarter, we recorded a $1.9 million negative provision reflecting continued recoveries and reductions in nonperforming and other stressed lending relationships. We will continue to take advantage of new business opportunities in our markets even as we strengthen the makeup of our healthy loan portfolio. We will strive to remain flexible and opportunistic as we pursue disciplined growth for long-term performance.”

Balance Sheet

As of March 31, 2014, total assets were $1.41 billion, a decrease of $13.5 million or 0.9 percent from December 31, 2013; total loans increased $13.6 million, or 1.3 percent, to $1.07 billion over the same time period. Compared to March 31, 2013, total assets increased $28.2 million, or 2.0 percent, and total loans increased $43.8 million, or 4.3 percent. Approximately $46 million in new term loans to new and existing borrowers were originated during the first quarter of 2014, as continuing relationship building efforts have led to increased lending opportunities.

Robert B. Kaminski, Jr., Mercantile’s Executive Vice President and Chief Operating Officer, noted: “Our markets continue to be competitive, but Mercantile is investing in building best-in-class sales programs focused on driving new growth and based on our client relationship approach to our markets. We believe these efforts are meeting with approval, as evidenced by the $46 million in term loans to new and existing borrowers we originated in the first quarter of 2014 and significant growth in our new loan pipeline.”

Commercial-related real estate loans continue to comprise a majority of Mercantile’s loan portfolio, representing approximately 67 percent of total loans as of March 31, 2014. Non-owner occupied commercial real estate (“CRE”) loans, comprising 35.4 percent of total loans as of March 31, 2014, increased 15.3 percent during the last twelve months. Owner-occupied CRE loans, equaling 24.8 percent of total loans at the end of the current year first quarter, increased 4.4 percent since March 31, 2013. Commercial and industrial loans, representing 27.1 percent of total loans as of March 31, 2014, increased 5.9 percent since March 31, 2013.

LOAN COMPOSITION

($000s)	3/31/14	12/31/13	9/30/13	6/30/13	3/31/13

Commercial:
Commercial & Industrial	$289,009	$286,373	$286,887	$279,300	$272,890
Land Development & Construction	37,190	36,741	40,741	42,170	45,174
Owner Occupied CRE	264,299	261,877	258,656	253,172	253,089
Non-Owner Occupied CRE	378,034	364,066	368,301	357,452	327,776
Multi-Family & Residential
Rental Properties	35,686	37,639	53,178	53,522	50,035
Total Commercial	1,004,218	986,696	1,007,763	985,616	948,964

Retail:
1-4 Family Mortgages	30,800	31,467	31,149	35,709	35,735
Home Equity & Other
Consumer Loans	31,778	35,080	36,575	37,337	38,257
Total Retail	62,578	66,547	67,724	73,046	73,992

Total	$1,066,796	$1,053,243	$1,075,487	$1,058,662	$1,022,956

As of March 31, 2014, total deposits were $1.11 billion, up $15.5 million from March 31, 2013. Local deposits increased $57.5 million to $918 million over the past year, representing 82.8 percent of total deposits as of March 31, 2014 compared to 78.7 percent at March 31, 2013. Growth in local deposits was driven primarily by new commercial loan relationships, as well as the introduction of innovative new products, various deposit-gathering initiatives and enhanced advertising and branding campaigns.

Wholesale funds were $236 million, or 19.4 percent of total funds, as of March 31, 2014, compared to $268 million, or 22.4 percent of total funds, as of March 31, 2013.

Short-term investments, consisting of federal funds sold and interest-bearing bank deposits, averaged $114.6 million during the first quarter of 2014. In addition to its short-term investments, Mercantile had approximately $182 million of borrowing capacity through various established lines of credit to meet potential funding needs, as well as approximately $59 million of unpledged U.S. Government securities as of March 31, 2014.

Asset Quality

Nonperforming assets (“NPAs”) at March 31, 2014 were $8.7 million, or 0.6 percent of total assets, compared to $9.6 million as of December 31, 2013, and $18.9 million as of March 31, 2013 (0.7 percent and 1.4 percent of total assets, respectively). This represents a decline of $0.9 million or 9.2 percent from the end of 2013 and a decline of $10.2 million or 54.0 percent from the year-ago quarter-end.

Mr. Kaminski commented: “We remain pleased with the trends we have established over the past several years in improving asset quality and delivering meaningful reductions in nonperforming assets. Nonperforming assets now represent only 0.6 percent of our total assets, and we currently have no loans in the 30- to 89-days delinquent category. The Mercantile team has built this strong financial base while staying true to our community banking roots, maintaining a steady focus on meeting the needs of our existing customers and implementing innovative marketing initiatives.”

Nonperforming loans (“NPLs”) totaled $6.3 million as of March 31, 2014, down $0.4 million and $6.1 million, respectively, from the linked quarter-end and the year-ago quarter-end, while foreclosed real estate and repossessed assets declined $0.5 million and $4.1 million, respectively, from the linked and year-ago quarter-ends. As of March 31, 2014, CRE NPLs totaled $1.1 million. Owner-occupied nonperforming CRE loans accounted for $0.8 million of total CRE NPLs, while investor-owned CRE NPLs accounted for $0.3 million. Owner-occupied and rental residential NPLs totaled $4.0 million as of March 31, 2014.

NONPERFORMING ASSETS

($000s)	3/31/14	12/31/13	9/30/13	6/30/13	3/31/13
Residential Real Estate:
Land Development	$465	$467	$538	$936	$1,370
Construction	22	22	89	89	448
Owner Occupied / Rental	4,212	4,426	3,078	3,516	4,027
	4,699	4,915	3,705	4,541	5,845

Commercial Real Estate:
Land Development	453	481	633	681	755
Construction	0	0	0	0	0
Owner Occupied	859	1,049	1,219	1,566	2,708
Non-Owner Occupied	1,883	2,108	5,490	6,898	8,722
	3,195	3,638	7,342	9,145	12,185

Non-Real Estate:
Commercial Assets	798	1,016	1,111	755	869
Consumer Assets	0	0	0	1	1
	798	1,016	1,111	756	870

Total	$8,692	$9,569	$12,158	$14,442	$18,900

During the first quarter of 2014, Mercantile added $0.2 million of NPAs to its problem asset portfolio, while disposing of $1.1 million through a combination of principal payments and asset sales ($1.0 million) and loan charge-offs ($0.1 million). In total, NPAs decreased by a net $0.9 million, or 9.2 percent, during the first quarter of 2014.

NONPERFORMING ASSETS RECONCILIATION

($000s)	1Q 2014	4Q 2013	3Q 2013	2Q 2013	1Q 2013

Beginning balance	$9,569	$12,158	$14,442	$18,900	$25,940
Additions	174	1,869	852	495	692
Returns to performing status	0	0	0	0	0
Principal payments	(449)	(3,073)	(2,362)	(1,988)	(3,512)
Sale proceeds	(501)	(796)	(528)	(2,374)	(1,887)
Loan charge-offs	(101)	(553)	(56)	(319)	(2,116)
Valuation write-downs	0	(36)	(190)	(272)	(217)

Total	$8,692	$9,569	$12,158	$14,442	$18,900

Net loan recoveries were $33,000 during the first quarter of 2014 compared with net loan recoveries of $0.1 million and net loan charge-offs of $1.1 million for the linked- and prior-year quarters, respectively.

NET LOAN CHARGE-OFFS (RECOVERIES)

($000s)	1Q 2014	4Q 2013	3Q 2013	2Q 2013	1Q 2013
Residential Real Estate:
Land Development	$(1)	$(78)	$(387)	$(119)	$690
Construction	0	0	0	0	0
Owner Occupied / Rental	(139)	(144)	(105)	(301)	479
	(140)	(222)	(492)	(420)	1,169

Commercial Real Estate:
Land Development	0	0	0	30	(210)
Construction	0	0	0	0	0
Owner Occupied	37	47	(74)	(6)	54
Non-Owner Occupied	336	1,206	(1,215)	79	61
	373	1,253	(1,289)	103	(95)

Non-Real Estate:
Commercial Assets	(267)	(1,154)	(172)	(95)	69
Consumer Assets	1	(4)	5	1	(1)
	(266)	(1,158)	(167)	(94)	68

Total	$(33)	$(127)	$(1,948)	$(411)	$1,142

Capital Position

Shareholders’ equity totaled $157.7 million as of March 31, 2014, an increase of $4.4 million from year-end 2013. The Bank remains “well-capitalized” with a total risk-based capital ratio of 16.0 percent as of March 31, 2014, compared to 15.4 percent at March 31, 2013. At March 31, 2014, the Bank had approximately $74 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 8,738,608 total shares outstanding at March 31, 2014.

Mr. Price concluded: “While we continue to deliver steady progress in improving the financial strength of our company and growing new business opportunities, we are also looking forward to the consummation of our merger with Firstbank Corporation. We believe that this business combination will create a major Michigan financial institution that will deliver disciplined growth and increase value for our shareholders by capitalizing on new market opportunities in western and central Michigan. Due to timing uncertainties pertaining to the pending merger with Firstbank Corporation, Mercantile’s Board of Directors has decided to delay the consideration of its quarterly dividend until later in the second quarter.”

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Founded in 1997 to provide banking services to businesses, individuals and governmental units, the Bank differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has seven full-service banking offices in Grand Rapids, Holland and Lansing, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:

Michael Price	Charles Christmas
Chairman & Chief Executive Officer	Chief Financial Officer
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com

Mercantile Bank Corporation

First Quarter 2014 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

	MARCH 31,	DECEMBER 31,	MARCH 31,
	2014	2013	2013
	(Unaudited)	(Audited)	(Unaudited)

ASSETS
Cash and due from banks	$25,823,000	$17,149,000	$14,382,000
Interest-bearing deposits	6,295,000	6,389,000	10,801,000
Federal funds sold	77,829,000	123,427,000	89,594,000
Total cash and cash equivalents	109,947,000	146,965,000	114,777,000

Securities available for sale	141,097,000	131,178,000	140,013,000
Federal Home Loan Bank stock	11,961,000	11,961,000	11,961,000

Loans	1,066,796,000	1,053,243,000	1,022,956,000
Allowance for loan losses	(20,954,000)	(22,821,000)	(26,035,000)
Loans, net	1,045,842,000	1,030,422,000	996,921,000

Premises and equipment, net	24,867,000	24,898,000	25,665,000
Bank owned life insurance	51,667,000	51,377,000	50,386,000
Accrued interest receivable	3,861,000	3,649,000	3,899,000
Other real estate owned and repossessed assets	2,350,000	2,851,000	6,506,000
Net deferred tax asset	15,768,000	17,754,000	20,482,000
Other assets	6,155,000	5,911,000	14,745,000

Total assets	$1,413,515,000	$1,426,966,000	$1,385,355,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$230,709,000	$224,580,000	$189,477,000
Interest-bearing	877,542,000	894,331,000	903,313,000
Total deposits	1,108,251,000	1,118,911,000	1,092,790,000

Securities sold under agreements to repurchase	63,165,000	69,305,000	68,744,000
Federal Home Loan Bank advances	45,000,000	45,000,000	35,000,000
Subordinated debentures	32,990,000	32,990,000	32,990,000
Accrued interest and other liabilities	6,420,000	7,435,000	6,139,000
Total liabilities	1,255,826,000	1,273,641,000	1,235,663,000

SHAREHOLDERS' EQUITY
Preferred stock, net of discount	0	0	0
Common stock	162,076,000	162,999,000	165,353,000
Retained earnings (deficit)	(521,000)	(4,101,000)	(16,734,000)
Accumulated other comprehensive income (loss)	(3,866,000)	(5,573,000)	1,073,000
Total shareholders' equity	157,689,000	153,325,000	149,692,000

Total liabilities and shareholders' equity	$1,413,515,000	$1,426,966,000	$1,385,355,000

Mercantile Bank Corporation

First Quarter 2014 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED REPORTS OF INCOME

	THREE MONTHS ENDED	THREE MONTHS ENDED
	March 31, 2014	March 31, 2013
	(Unaudited)	(Unaudited)

INTEREST INCOME
Loans, including fees	$12,099,000	$12,846,000
Investment securities	1,417,000	1,302,000
Federal funds sold	68,000	54,000
Interest-bearing deposits	4,000	7,000
Total interest income	13,588,000	14,209,000

INTEREST EXPENSE
Deposits	2,035,000	2,320,000
Short-term borrowings	22,000	20,000
Federal Home Loan Bank advances	150,000	118,000
Other borrowed money	317,000	297,000
Total interest expense	2,524,000	2,755,000

Net interest income	11,064,000	11,454,000

Provision for loan losses	(1,900,000)	(1,500,000)

Net interest income after provision for loan losses	12,964,000	12,954,000

NONINTEREST INCOME
Service charges on accounts	365,000	374,000
Other income	1,141,000	1,453,000
Total noninterest income	1,506,000	1,827,000

NONINTEREST EXPENSE
Salaries and benefits	5,230,000	4,857,000
Occupancy	712,000	658,000
Furniture and equipment	247,000	256,000
Merger-related costs	377,000	14,000
Problem asset costs	(20,000)	131,000
FDIC insurance costs	177,000	245,000
Other expense	2,484,000	2,423,000
Total noninterest expense	9,207,000	8,584,000

Income before federal income tax expense	5,263,000	6,197,000

Federal income tax expense	1,683,000	1,797,000

Net income	$3,580,000	$4,400,000

Basic earnings per share	$0.41	$0.51
Diluted earnings per share	$0.41	$0.50

Average basic shares outstanding	8,738,836	8,705,677
Average diluted shares outstanding	8,741,121	8,718,601

Mercantile Bank Corporation

First Quarter 2014 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Quarterly
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
(dollars in thousands except per share data)	2014	2013	2013	2013	2013

EARNINGS
Net interest income	$11,064	12,695	11,994	11,312	11,454
Provision for loan losses	$(1,900)	(2,500)	(1,700)	(1,500)	(1,500)
Noninterest income	$1,506	1,591	1,683	1,772	1,827
Noninterest expense	$9,207	9,085	9,922	8,813	8,584
Net income before federal income tax expense	$5,263	7,701	5,455	5,771	6,197
Net income	$3,580	5,163	3,453	4,016	4,400
Basic earnings per share	$0.41	0.59	0.40	0.46	0.51
Diluted earnings per share	$0.41	0.59	0.40	0.46	0.50
Average basic shares outstanding	8,738,836	8,724,163	8,707,038	8,705,667	8,705,677
Average diluted shares outstanding	8,741,121	8,735,096	8,725,268	8,718,649	8,718,601

PERFORMANCE RATIOS
Return on average assets	1.02%	1.43%	0.99%	1.18%	1.28%
Return on average equity	9.36%	13.49%	9.15%	10.70%	12.07%
Net interest margin (fully tax-equivalent)	3.42%	3.80%	3.76%	3.66%	3.68%
Efficiency ratio	73.25%	63.59%	72.55%	67.36%	64.63%
Full-time equivalent employees	244	241	239	239	231

CAPITAL
Period-ending equity to assets	11.16%	10.74%	10.54%	11.23%	10.81%
Tier 1 leverage capital ratio	12.99%	12.53%	12.57%	12.52%	12.01%
Tier 1 risk-based capital ratio	14.93%	14.65%	14.08%	14.17%	14.12%
Total risk-based capital ratio	16.18%	15.91%	15.34%	15.43%	15.38%
Book value per share	$18.05	17.54	17.21	17.34	17.20
Cash dividend per share	$0.12	0.12	0.12	0.11	0.10

ASSET QUALITY
Gross loan charge-offs	$588	2,408	85	382	2,415
Net loan charge-offs	$(33)	(127)	(1,948)	(411)	1,142
Net loan charge-offs to average loans	(0.01% )	(0.05% )	(0.72% )	(0.16% )	0.45%
Allowance for loan losses	$20,954	22,821	25,195	24,947	26,035
Allowance for loan losses to total loans	1.96%	2.17%	2.34%	2.36%	2.55%
Nonperforming loans	$6,342	6,718	8,609	10,526	12,394
Other real estate and repossessed assets	$2,350	2,851	3,549	3,916	6,506
Nonperforming assets to total assets	0.61%	0.67%	0.86%	1.07%	1.36%

END OF PERIOD BALANCES
Loans	$1,066,796	1,053,243	1,075,487	1,058,662	1,022,956
Total earning assets (before allowance)	$1,303,978	1,326,198	1,303,952	1,241,945	1,275,325
Total assets	$1,413,515	1,426,966	1,422,003	1,343,750	1,385,355
Deposits	$1,108,251	1,118,911	1,121,509	1,061,315	1,092,790
Shareholders' equity	$157,689	153,325	149,834	150,938	149,692

AVERAGE BALANCES
Loans	$1,059,595	1,054,573	1,072,199	1,044,527	1,032,066
Total earning assets (before allowance)	$1,321,312	1,335,386	1,274,532	1,253,661	1,278,824
Total assets	$1,420,512	1,437,436	1,378,412	1,364,370	1,388,900
Deposits	$1,104,735	1,128,103	1,086,253	1,075,761	1,098,996
Shareholders' equity	$155,073	151,873	149,785	150,478	147,783